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                                                            EXHIBIT 10.15(c)
                                                            ----------------

                                AMENDMENT NO. 1
                                      TO
                           ASSET PURCHASE AGREEMENT
                                BY AND BETWEEN
                        SPACE APPLICATIONS CORPORATION
                                      AND
                      APPLIED RESEARCH OF MARYLAND, INC.


     THIS AMENDMENT NO. 1, dated as of April 11, 1997, by and between SPACE APPLICATIONS CORPORATION and APPLIED RESEARCH OF MARYLAND, INC.

                                   RECITALS
                                   --------
     WHEREAS, the parties hereto executed and delivered the Asset Purchase Agreement, dated March 3, 1997, and now wish to amend certain of the provisions of and Schedules to that Asset Purchase Agreement. Unless otherwise defined herein, capitalized terms shall have the meanings given them in the Asset Purchase Agreement

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the parties hereto agree to amend the Asset Purchase Agreement as follows:

1. Section 1.1 shall be amended by revising the definition of Deferred Payments to read as follows:

          "`Deferred Payments' shall mean the components of the Purchase Price referred to in items B, D and F of the definition of Purchase Price herein which are payable after the Closing Date."

2. Section 1.1 shall be amended by revising the definition of Purchase Price to read as follows:

           "`Purchase Price' shall mean payments and assumption of specified liabilities in an amount totaling up to One Million Seven Hundred Fifty Thousand and No/100 dollars ($1,750,000.00). The Purchase Price shall consist of the following items:

     A. A deposit (the "Deposit") in the amount of Fifty Thousand and No/100 dollars ($50,000.00) paid to the Escrow Agent upon execution of this Agreement and held in an interest-bearing deposit account. The Deposit shall be released and paid to the Internal Revenue Service ("IRS") at Closing with any accrued interest being applied to the payment next due pursuant to item D below;

     B. A payment to the Plan in the amount of Five Hundred Thirty Thousand Nine Hundred Seventeen and No/100 dollars ($530,917.00), to be paid, without interest, as follows: $398,617.00 shall be paid to the Plan at Closing (the "Initial Plan Payment"); $34,900.00 shall be paid to the Plan no later than the first anniversary of the Closing Date; $34,900.00 shall be paid to the Plan no later than the second anniversary of the Closing Date; and $62,500.00 shall be paid to the Plan no later than the third anniversary of the Closing Date;

     C. An assumption of liabilities of Seller to its Employees for liabilities of Seller to its Employees for accrued and unpaid vacation liabilities ("Vacation Liability") in an amount not to exceed Two Hundred Fifty-Five Thousand Two Hundred and No/100 dollars ($255,200.00), to be paid or provided for by Purchaser to such Employees in accordance with the Purchaser's existing vacation policy as though such Vacation Liability had accrued under such policy; provided that Purchaser shall not be required to make any cash payments for Vacation Liability exceeding, in the aggregate, $127,600.00 within less than one year following the Closing Date; and further provided that Purchaser shall not require that any cash payments for Vacation Liability be paid for across a period greater than two years following the Closing Date (the "Assumed Vacation Liability");

     D. Payment to the Seller of the aggregate amount of Five Hundred Seventy-Eight Thousand Eight Hundred Eighty-Three and No/100 dollars ($578,883)for the IRS, to be paid, without interest as follows:
          $539,000.00 shall be paid at the Closing; and $39,883.00 shall be paid no later than the third anniversary of the Closing Date;

     E. Payment to the Seller of the aggregate amount of Twenty Thousand and No/100 dollars ($20,000.00) for the IRS, $10,000.00 of which is pursuant and subject to the Consulting and Non-Compete Agreement with Dr. Anand and $10,000.00 of which is pursuant to the Non-Compete covenants of Seller in Section 10.1 of this Agreement (the "Assigned Non-Compete Payments") to be paid at the Closing;

     F. Payment to the Seller of the aggregate amount of Two Hundred Sixty-Five Thousand and No/100 dollars ($265,000.00) for allowed administrative expenses incurred by the Seller in the Bankruptcy Case, to be paid, without interest as follows: $242,383.00 shall be paid at the Closing; and $22,617.00 shall be paid no later than the third anniversary of the Closing Date; and

     G. Purchaser shall reimburse Seller's Employees for their prepetition travel expenses in an aggregate amount not to exceed Fifty Thousand and No/100 dollars ($50,000.00) for all such Employees."

3.   Section 8.8 shall be amended by adding the following to the end of such
Section:

          "Provided that all other conditions to the Purchaser's obligations set forth in Article VIII shall have been satisfied or waived, and the Purchaser and its counsel have received no objection to the form of novation presented to a party to any Project Contract, the Purchaser shall deposit funds, and the Seller shall deposit all of its Closing deliveries, into escrow, pursuant to terms reasonably satisfactory to the parties and their counsel, pending delivery of all such novation agreement with respect to the Project Contracts."

4.   Section 8.19 shall be amended to read as follows:

          "8.19 CLOSING DATE. The Closing shall have occurred on or before May 30, 1997."

5.   Section 10.6 shall be amended by adding the following to the end of such
Section:

          "In order to facilitate the foregoing, the Seller shall cooperate with the Purchaser, and execute and deliver, or cause to be executed and delivered, all such other instruments, including closeout certificates, instruments of conveyance, assignment and transfer, and one or more power or powers of attorney appointing the Purchaser, or its designee or designees, the lawful attorney-in-fact and agent of the Seller to execute any of the foregoing on the Seller's behalf and in its name, and take all such other actions as may be reasonably requested by the Purchaser from time to time, consistent with the terms of this Agreement, to effectuate the purposes and provisions of this Agreement. In order to facilitate the foregoing the Seller shall maintain its corporate existence for a period of not less than one (1) year following the Closing Date."

6. The Final Disclosure Schedule shall be amended as set forth in the Exhibit to this Agreement.

7. Except as modified by this Amendment No. 1, the Asset Purchase Agreement remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.

                                   SELLER:

                                   APPLIED RESEARCH OF MARYLAND INC.


                                   By _______________________ (Seal)

                                   Title: __________________________


                                   PURCHASER:

                                   SPACE APPLICATIONS CORPORATION


                                   By _______________________ (Seal)

                                   Title: __________________________


Agreed and consented to:           __________________________ (Seal)
                                   DR. S.P.S. ANAND